EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	William W. Krippaehne Jr. of Fisher Communications, Inc. (206) 404-6783

FISHER COMMUNICATIONS ANNOUNCES SECOND QUARTER 2004 RESULTS

SEATTLE—(BUSINESS WIRE)—August 9, 2004—Fisher Communications, Inc. (Nasdaq: FSCI) today announced its financial results for the second quarter and year-to-date periods ended June 30, 2004.

Broadcasting revenue for the second quarter of 2004 increased 8.3% to $39.5 million, compared to $36.5 million in the second quarter of 2003. Broadcasting revenue for the six months ended June 30, 2004 increased 8.0% to $69.3 million, compared to $64.2 million in the six months ended June 30, 2003. The increases in revenue in the 2004 periods were primarily due to higher political advertising, as well as generally higher local advertising.

Total revenue for the second quarter of 2004 increased 7.8% to $40.4 million, compared to $37.4 million in the second quarter of 2003. Total revenue for the six months ended June 30, 2004 increased 5.3% to $71.3 million, compared to $67.7 million in the six months ended June 30, 2003. Total revenues include the operations of Fisher Plaza, a communications center located near downtown Seattle. Revenue from Fisher Plaza declined in the three and six months ended June 30, 2004, as compared to the same periods in 2003, primarily due to a significant payment from a tenant in the first quarter of 2003 to terminate a lease.

The Company’s operating results include gains and losses from derivative instruments related directly to corporate borrowing agreements. The Company recognized a loss of $1.4 million on derivative instruments in the second quarter of 2004, compared to a gain of $653,000 in the second quarter of 2003. For the six months ended June 30, 2004, the Company recognized a loss of $10.5 million on derivative instruments, compared to a gain of $411,000 for the six months ended June 30, 2003.

Net loss for the three months ended June 30, 2004 was $1.4 million, compared to a net loss of $4.3 million in the three months ended June 30, 2003. Net loss for the six months ended June 30, 2004 was $11.3 million, compared to a net loss of $7.2 million in the six months ended June 30, 2003.

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Fisher Communications, Inc. is a Seattle-based integrated media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 10 network-affiliated television stations are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. Other operations include Fisher Plaza, a communications facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended June 30		Three months ended June 30
(in thousands, except per-share amounts) Unaudited	2004	2003	2004	2003
Revenue	$71,266	$67,655	$40,374	$37,436
Costs and expenses
Cost of services sold	33,579	35,112	18,520	19,876
Selling expenses	13,514	12,166	7,151	6,137
General and administrative expenses	17,976	21,040	8,797	10,745
Depreciation and amortization	8,315	7,931	4,104	3,854

	73,384	76,249	38,572	40,612

Income (loss) from operations	(2,118)	(8,594)	1,802	(3,176)
Net gain (loss) on derivative instruments	(10,545)	411	(1,373)	653
Other income, net	1,467	5,088	664	659
Interest expense, net	(5,767)	(6,212)	(2,643)	(2,643)

Loss from continuing operations before income taxes	(16,963)	(9,307)	(1,550)	(4,507)
Benefit for federal and state income taxes	(5,806)	(3,821)	(106)	(1,890)

Loss from continuing operations	(11,157)	(5,486)	(1,444)	(2,617)
Loss from discontinued operations, net of income taxes	(132)	(1,747)	—	(1,670)

Net loss	$(11,289)	$(7,233)	$(1,444)	$(4,287)

Loss per share:
From continuing operations	$(1.30)	$(0.64)	$(0.17)	$(0.31)
From discontinued operations	(0.01)	(0.20)		(0.19)

Net loss per share	$(1.31)	$(0.84)	$(0.17)	$(0.50)

Weighted average shares outstanding	8,615	8,594	8,619	8,595

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) Unaudited	June 30 2004	December 31 2003
Assets
Current assets	$52,688	$53,525
Marketable securities, at market value	132,105	116,882
Other assets	65,701	66,435
Property, plant and equipment, net	152,654	159,843

Total assets	$403,148	$396,685

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$46,512	$1,526
Other current liabilities	15,078	28,780
Long-term debt, net of current maturities	93,858	127,331
Deferred income taxes	29,355	25,980
Other liabilities	31,455	25,264

Total liabilities	216,258	208,881

Stockholders’ equity, other than accumulated other comprehensive income	103,907	114,715
Accumulated other comprehensive income, net of income taxes	82,983	73,089

Total stockholders’ equity	186,890	187,804

Total liabilities and stockholders’ equity	$403,148	$396,685